EXHIBIT 23.4

Consent of Nominee for Director
of Genco Shipping & Trading Limited

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form S-1 and related prospectus as shall be held with the U.S. Securities and Exchange Commission and any and all amendments thereto, of Genco Shipping & Trading Limited.

/s/ NATHANIEL C.A. KRAMER
Name: Nathaniel C.A. Kramer
Date: 7/18/05